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                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                  SCHEDULE 13G
                                 (Rule 13d-102)


             INFORMATION STATEMENT PURSUANT TO RULES 13d-1 AND 13d-2
                    UNDER THE SECURITIES EXCHANGE ACT OF 1934

                               (Amendment No. 18)*


                                Intel Corporation
                     --------------------------------------
                                (Name of Issuer)


                         Common Stock ($.001 par value)
                     --------------------------------------
                         (Title of Class of Securities)


                                   458140 10 0
                     --------------------------------------
                                 (CUSIP Number)

                                December 31, 2000
                     --------------------------------------
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

[ ]  Rule 13d-1(b)
[ ]  Rule 13d-1(c)
[X]  Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


                                Page 1 of 4 Pages
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CUSIP No. 458140 10 0                 13G                      Page 2 of 4 Pages


--------- ----------------------------------------------------------------------

1.        NAME OF REPORTING PERSON:  GORDON EARLE MOORE
          S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON:
--------- ----------------------------------------------------------------------

2.        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*               (a)[ ]
                                                                          (b)[ ]
--------- ----------------------------------------------------------------------

3.        SEC USE ONLY

--------- ----------------------------------------------------------------------

4.        CITIZENSHIP OR PLACE OF ORGANIZATION:  U.S.A.

--------- ----------------------------------------------------------------------
                          5.     SOLE VOTING POWER
                                 354,650,398 (See Item 4)
       NUMBER OF          ------ -----------------------------------------------
         SHARES           6.     SHARED VOTING POWER
      BENEFICIALLY               0
     OWNED BY EACH        ------ -----------------------------------------------
       REPORTING          7.     SOLE DISPOSITIVE POWER
      PERSON WITH                354,650,398 (See Item 4)
                          ------ -----------------------------------------------
                          8.     SHARED DISPOSITIVE POWER
                                 0
--------- ----------------------------------------------------------------------

9.        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
          PERSON: 354,650,398 (See Item 4)
--------- ----------------------------------------------------------------------

10.       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
          EXCLUDES CERTAIN SHARES*                                           [ ]
--------- ----------------------------------------------------------------------

11.       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
          5.3%
--------- ----------------------------------------------------------------------

12.       TYPE OF REPORTING PERSON
          IN
--------- ----------------------------------------------------------------------

*SEE INSTRUCTIONS BEFORE FILLING OUT!


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CUSIP No. 458140 10 0                 13G                      Page 3 of 4 Pages

Item 1.    (a)     Name of Issuer:  Intel Corporation

           (b) Address of Issuer's Principal Executive Offices: 2200 Mission College Blvd. Santa Clara, CA 95052

Item 2.    (a)    Name of Person Filing:  Gordon Earle Moore

           (b)    Address of Principal Business Office or, if None,
                  Residence: 2200 Mission College Blvd. Santa Clara, CA 95052

           (c)    Citizenship: U.S.

           (d) Title of Class of Securities: Common Stock ($.001 par value)

           (e)    CUSIP Number: 458140 10 0

Item 3.    Inapplicable

Item 4.    Ownership

           (a)    Amount beneficially owned: 354,650,398*

           (b)    Percent of class: 5.3%

           (c)    Number of shares as to which such person has:

                  (i)    Sole power to vote or to direct to the vote:
                         354,650,398*

                  (ii)   Shared power to vote or to direct the vote: 0

                  (iii) Sole power to dispose or to direct the disposition of: 354,650,398*

                  (iv) Shared power to dispose or to direct the disposition of: 0

           *Includes 327,200 shares held in trust for the benefit of the reporting person's spouse, as to which the reporting person disclaims beneficial ownership.

Item 5.    Inapplicable

Item 6.    Inapplicable

Item 7.    Inapplicable

Item 8.    Inapplicable

Item 9.    Inapplicable

Item 10.   Inapplicable


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CUSIP No. 458140 10 0                 13G                      Page 4 of 4 Pages


                                    SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                                February 12, 2001
                                           ---------------------------
                                                       Date

                                                /s/Gordon E. Moore
                                           ---------------------------
                                                    Signature

                                                 Gordon E. Moore
                                           ---------------------------
                                                    Name/Title